ETFis Series Trust I 485BPOS

Exhibit 99.(d)(3)(b)

ETFIS SERIES TRUST I

AMENDMENT TO SCHEDULE A TO THE

ADVISORY AGREEMENT

THIS AMENDMENT (the “Amendment”) effective February 27, 2026, to Schedule A to the Advisory Agreement, dated as of August 14, 2017 (the “Advisory Agreement”), is entered into by and between ETFIS SERIES TRUST I (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Virtus Investment Advisers, LLC, a Delaware limited liability company, as successor in interest to Virtus ETF Advisers LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, each of the Trust and the Adviser is a party to the Advisory Agreement; and

WHEREAS, each of the Trust and the Adviser desires to amend the Advisory Agreement to replace Schedule A.

NOW, THEREFORE, the parties agree as follows:

1.       Schedule A to the Advisory Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2.       Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETFIS SERIES TRUST I		VIRTUS INVESTMENT ADVISERS, LLC

By:		By:
	William J. Smalley		Richard W. Smirl
	President		Executive Vice President

SCHEDULE A

to the

ADVISORY AGREEMENT

between

ETFIS SERIES TRUST I

and

VIRTUS INVESTMENT ADVISERS, LLC

(As of February 27, 2026)

As compensation for the Adviser’s services rendered, the Adviser shall be entitled to a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Virtus Biotech Clinical Trials ETF	0.65%	*

Virtus Biotech ETF	0.34%	*

* The management fee for this Fund is structured as a “unified fee,” out of which the Adviser pays all of the ordinary operating expenses of the Fund, except for the fee payment under this Agreement; payments under any 12b-1 plan; taxes and other governmental fees; brokerage fees, commissions and other transaction expenses; interest and other costs of borrowing; litigation or arbitration expenses; acquired fund fees and expenses; and extraordinary or other non-routine expenses of the Fund; each of which is paid by the Fund.